Exhibit 99.2 to Form 8-K/A filed March 30, 2005 by Extendicare Health Services, Inc.
Date of Form 8-K/A Report: January 31, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
of Assisted Living Concepts, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Assisted Living Concepts, Inc. and Subsidiaries as of December 31, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2003 and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for stock options in 2003.

(signed) KPMG LLP

Dallas, Texas
March 5, 2004

ASSISTED LIVING CONCEPTS, INC.
CONSOLIDATED BALANCE SHEET
As of December 31, 2003
(In Thousands, Except Share Amounts)

ASSETS

Current assets:
Cash and cash equivalents	$1,943
Cash restricted for resident security deposits	104
Accounts receivable, net of allowance for doubtful accounts of $706	3,415
Escrow deposits	3,269
Prepaid expenses	1,187
Cash restricted for workers’ compensation claims	4,014
Other current assets	1,395

Total current assets	15,327

Restricted cash	1,012
Property and equipment, net	182,972
Deferred income taxes	606
Other assets, net	4,297

Total assets	$204,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,800
Accrued real estate taxes	3,720
Accrued interest expense	96
Accrued payroll expense	7,275
Other accrued expenses	6,982
Income taxes payable	1,267
Resident security deposits	1,262
Other current liabilities	989
Current portion of unfavorable lease adjustment	490
Current portion of long-term debt and capital lease obligations	3,175

Total current liabilities	27,056

Other liabilities	523
Unfavorable lease adjustment, net of current portion	2,327
Long-term debt and capital lease obligations, net of current portion	144,279

Total liabilities	174,185

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $01 par value; 3,250,000 shares authorized; none issued or outstanding.	—
Common stock, $01 par value; 20,000,000 shares authorized; issued and outstanding 6,431,925 shares (68,241 shares to be issued upon settlement of pending claims)	65
Additional paid-in capital	34,221
Accumulated deficit	(4,257)

Total shareholders’ equity	30,029

Total liabilities and shareholders’ equity	$204,214

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.
CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2003
(in thousands, except per share amounts)

Revenue	$168,012
Operating expenses:
Residence operating expenses	111,965
Corporate general and administrative	18,438
Building rentals	12,704
Depreciation and amortization	7,010

Total operating expenses	150,117

Operating income	17,895
Other income (expense):
Interest expense	(13,714)
Interest income	179
Loss on early extinguishment of debt	(2,956)
Other income (expense), net	(73)

Total other expense, net	(16,564)

Income from continuing operations before income taxes	1,331
Income tax expense	1,668

Loss from continuing operations	(337)
Discontinued operations:
Income from operations (including gains and losses on sales of assets).	830
Income tax expense	336

Income from discontinued operations	494

Net income	$157

Basic earnings per share:
Loss from continuing operations	$(0.05)
Income from discontinued operations	0.07

Net income (loss)	$0.02

Diluted earnings per share:
Loss from continuing operations	$(0.05)
Income from discontinued operations	0.07

Net income	$0.02

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
For the Year Ended December 31, 2003
(in thousands)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Earnings (Deficit)	Equity
Balance at December 31, 2002	6,500	$65	$32,734	$(4,414)	$28,385
Net income	—	—	—	157	157
Utilization of tax net operating losses	—	—	1,229	—	1,229
Exercise of stock options	—	—	1	—	1
Stock-based compensation	—	—	257	—	257
Balance at December 31, 2003	6,500	$65	$34,221	$(4,257)	$30,029

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2003
(in thousands)

Operating Activities:
Net income	$157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,010
Stock-based compensation expense	257
Loss on extinguishment of debt	2,956
Amortization of debt issuance costs	110
Amortization of fair value adjustment to building rentals	(298)
Amortization of fair market adjustment to long-term debt	418
Amortization of discount on long-term debt	577
Straight line adjustment to building rentals	149
Interest paid-in-kind	1,339
Provision for doubtful accounts	778
Gain on sale or disposal of assets, net	(833)
Deferred income taxes	623
Changes in assets and liabilities:
Accounts receivable	(1,478)
Deposit escrows	(1,219)
Prepaid expenses and other current assets	791
Other assets	(67)
Accounts payable	1,031
Accrued expenses	327
Other liabilities	462

Net cash provided by operating activities	13,090

Investing Activities:
Decrease in restricted cash	6,810
Purchases of property and equipment	(4,061)
Sales of property and equipment	2,569

Net cash provided by investing activities	5,318

Financing Activities:
Proceeds from long-term debt	80,400
Proceeds from exercise of stock options	1
Payments on long-term debt and capital lease obligations	(99,882)
Payment of costs for debt issuance and extinguishment	(4,149)

Net cash used in financing activities	(23,630)

Net decrease in cash and cash equivalents	(5,222)
Cash and cash equivalents, beginning of period	7,165

Cash and cash equivalents, end of period	$1,943

Supplemental disclosure of cash flow information:
Cash payments for interest	$13,925

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

The Company

Assisted Living Concepts, Inc. (“the Company”) owns, leases and operates assisted living residences which provide housing to residents who require assistance with their daily activities. The Company provides personal care and support services and makes available routine health care services, as permitted by applicable law, designed to meet the needs of its residents.

Reorganization

On October 1, 2001, Assisted Living Concepts, Inc. (the “Company”), and its wholly owned subsidiary, Carriage House Assisted Living, Inc. voluntarily filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy court gave final approval to the first amended joint plan of reorganization (the “Plan”) on December 28, 2001, and the plan became effective on January 1, 2002 (the “Effective Date”).

The Company held back from the initial issuance of Common Stock and Notes on the Effective Date, $440,178 of Senior Secured Notes, $166,775 of Junior Secured Notes and 68,241 shares of Common Stock (collectively, the “Reserve”) to be issued to holders of general unsecured claims at a later date. The total amount of, and the identities of all of the holders of, the general unsecured claims were not known as of the Effective Date, either because they were disputed or they were not made by their holders prior to December 19, 2001, the cutoff date for calculating the Reserve (the “Cutoff Date”). In conjunction with the refinancing (see Note 7), the Senior and Junior Notes held in Reserve were defeased and the proceeds were distributed in accordance with the Plan. The shares of New Common Stock held in the Reserve are scheduled to be distributed pro rata to the general unsecured creditors in 2004.

Fresh-start Reporting

Upon emergence from Chapter 11 proceedings, the Company adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting By Entities in Reorganization Under the Bankruptcy Code (SOP 90-7).

In connection with the adoption of fresh-start reporting, a new entity has been deemed created for financial reporting purposes effective December 31, 2001. In adopting the requirements of fresh-start reporting as of December 31, 2001, the Company was required to value its assets and liabilities at fair value and eliminate its accumulated deficit as of December 31, 2001. A $32.8 million reorganization value was determined by the Company with the assistance of financial advisors in reliance upon various valuation methods, including discounted projected cash flow analysis and other applicable ratios and economic industry information relevant to the operation of the Company and through negotiations with various creditor parties in interest. Net fresh-start adjustments totaling $119.3 million were charged to the statement of income. The adjustments included a $110.9 million write-down of property and equipment.

Principles of Consolidation

All significant intercompany balances and transactions have been eliminated in consolidation.

Cash Equivalents and Marketable Securities

Cash equivalents of $210,000 at December 31, 2003 consist of highly liquid investments with maturities of three months or less at the date of purchase. Any investments in marketable securities are stated at fair value with any unrealized gains or losses included as accumulated other comprehensive loss in shareholders’ equity. Interest income is recognized when earned. As of December 31, 2003, the company had no investments in marketable securities.

Escrow Deposits

Under certain mortgage and loan agreements, the Company is required to make escrow deposits for taxes, insurance, and replacement or repair of property assets. Escrow deposits were $3.3 million at December 31, 2003.

Other Current Assets

The Company’s other current assets consist of the following as of December 31,2003 (in thousands):

Supplies	$913
Refundable deposits	482

Total other current assets.	$1,395

Leases

The Company determines the classification of its leases as either operating or capital at their inception. The Company re-evaluates such classification whenever circumstances or events occur that require the reevaluation of the leases.

The Company accounts for arrangements entered into under sale and leaseback agreements pursuant to Statement of Financial Accounting Standards (SFAS) No. 98, “Accounting for Leases.” For transactions that qualify as sales and operating leases, a sale is recognized and the asset is removed from the books. For transactions that qualify as sales and capital leases, the sale is recognized, but the asset remains on the books and a capital lease obligation is recorded. Transactions that do not qualify for sales treatment are treated as financing transactions. In the case of financing transactions, the asset remains on the books and a finance obligation is recorded as part of long-term debt. Losses on sale and leaseback agreements are recognized at the time of the transaction absent indication that the sales price is not representative of fair value. Gains are deferred and recognized on a straight-line basis over the initial term of the lease.

All of the Company’s leases contain various provisions for annual increases in rent, or rent escalators. Certain of these leases contain rent escalators with future minimum annual rent increases that are not considered contingent rents. The total amount of the rent payments under such leases with non-contingent rent escalators is being charged to expense on the straight-line method over the term of the leases. The Company records a deferred credit, included in other liabilities, to reflect the excess of rent expense over cash payments which is subsequently reduced in the later years as the cash payments exceed the rent expense. Deferred rent credits at December 31, 2003 totaled $520,000.

Property and Equipment

Property and equipment are recorded at cost and depreciation is computed over the assets’ estimated useful lives on the straight-line basis as follows:

Buildings and building improvements	35 to 40 years
Furniture and equipment	3 to 7 years

Equipment under capital lease is recorded at the net present value of the future minimum lease payments at the inception of the lease. Amortization of equipment under capital lease is provided using the straight-line method over the shorter of the life of the lease or the estimated useful life.

The Company evaluates long-lived assets for impairment whenever facts and circumstances indicate an asset’s carrying value may not be recoverable on an undiscounted cash flow basis. If an impairment is determined to have occurred, an impairment loss is recognized to the extent the asset’s carrying amount exceeds its fair value. Assets the Company intends to dispose of are reported at the lower of (i) carrying amount or (ii) fair value less the cost to sell. The Company has not recognized any impairment losses on property.

Maintenance and repairs are charged to expense as incurred, and significant betterments and improvements are capitalized.

Deferred Financing Costs

Financing costs related to the issuance of debt are capitalized as other assets and amortized to interest expense over the term of the related debt using a method which approximates the effective interest method. As a result of the refinancing completed in December 2003 (see Note 7), the Company charged the $448,000 deferred financing balance related to the extinguished debt to expense. Deferred financing costs of $3.6 million were recorded related to the new financing.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Unfavorable Leases

The Company revalued its leases in conjunction with the implementation of fresh-start reporting. Amortization of unfavorable leases is computed using the straight-line method and credited to rent expense over the life of the respective leases.

Revenue Recognition

Revenue is recognized when services are rendered and consists of residents’ fees for basic housing and support services and fees associated with additional services such as routine health care and personalized assistance on a fee for service basis.

Allowance for Doubtful Accounts

Estimated provisions for doubtful accounts are recorded each period as an expense to the consolidated statements of operations. The Company utilizes the “Aging Method” to evaluate the adequacy of the allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category. The Company has developed estimated standard allowance requirement percentages by utilizing our understanding of the nature and collectibility of receivables in the various aging categories and the various segments of our business. The allowance for doubtful accounts is determined utilizing the aging method described above while also considering accounts specifically identified as uncollectible and other factors.

Classification of Expenses

Residence operating expenses exclude all expenses associated with the Company’s corporate home office or support functions, which have been classified as corporate general and administrative expenses.

Net Income (Loss) Per Common Share

Basic earnings per share (EPS) is calculated using net income (loss) attributable to common shares divided by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated in periods with net income using income attributable to common shares divided by the weighted average number of common shares and dilutive potential common shares outstanding for the period. The weighted average common shares used for basic net income per common share was 6,500,000 for the year ended December 31, 2003. The effect of dilutive stock options using the treasury stock method added 170,626 shares for the year ended December 31, 2003.

Segment Reporting

Financial Accounting Standards Board Statement (FASB) of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information requires public enterprises to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company’s products and services, its activities in different geographic areas, and its reliance on major customers. The basis for determining the Company’s operating segments is the manner in which management operates the business. The Company has no foreign operations and no customers which provide over 10 percent of gross revenue. The Company reviews operating results at the residence level; it also meets the aggregation criteria in order to report the results as one business segment.

Use of Estimates

The Company has made certain estimates and assumptions relating to the reporting of assets and liabilities, and the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. Significant estimates include professional liability, workers’ compensation, fresh-start accounting adjustments, the evaluation of long-lived assets for impairment, and allowance for doubtful accounts.

Workers’ Compensation and Professional Liability

The Company utilizes third-party insurance for losses and liabilities associated with workers’ compensation and professional liability claims subject to deductible and retention levels (see Notes 11 and 12). Losses up to the deductible or retention level are accrued based upon the Company’s estimates of the aggregate liability for claims incurred based on Company and industry experience.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents — The carrying amount approximates fair value because of the short maturity of those instruments.

Long-term debt — The fair value of the Company’s long term-debt is estimated based on 1) terms for same or similar debt instruments, or 2) terms of recently completed transactions of similar nature or terms offered to the Company, or 3) quoted market rates.

The estimated fair value of the Company’s long-term debt (in thousands) is as follows as of December 31, 2003:

Carrying value	$147,454
Fair value	$150,830

Stock-based Compensation

The Company’s stock-based compensation plans are described in Note 10. Previously, the Company accounted for stock-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in Net Income (Loss) previous to April 1, 2003, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, and recognizes compensation expense according to the prospective transition method under SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”. Under this method the Company expenses the fair value of all new stock options granted after January 1, 2003. The following table illustrates the effect on net income (loss) and earnings per share for 2003 had the company applied the fair value accounting method to all of the Company’s stock option grants.

(in thousands, except per share amounts)
Net income, as reported	$157
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	157
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards granted, net of related tax effects	(188)

Pro forma net income	$126

Net income per share:
Basic — as reported	$0.02
Basic — pro forma	$0.02
Diluted — as reported	$0.02
Diluted — pro forma	$0.02

Reclassification of Assets Held for Sale

The proposed sale of nine South Carolina properties was terminated in May 2003 due to the purchaser’s inability to obtain suitable financing. The Company discontinued marketing the properties at that time. The transfer of the assets held for sale to assets held for use did not result in any significant gain or loss.

2. Cash

The Company’s cash and cash equivalents consist of the following as of December 31, 2003 (in thousands):

Cash	$1,733
Cash equivalents	210

Total cash and cash equivalents	$1,943

3. Cash Restricted for Resident Security Deposits

As required under the G.E. Capital debt agreement, the Company has maintained restricted cash accounts for the funds held for certain resident security deposits. Such requirements under the Company’s credit facility with GE Capital ceased upon extinguishment of the debt on December 29, 2003 (see Note 7). The Company is also required to maintain a restricted cash account for resident security deposits associated with the Oregon Housing and Community Service Department loans. The amount of cash restricted for resident security deposits was $104,000 as of December 31, 2003.

4. Restricted Cash

Restricted cash classified as non-current consists of cash held for various letters of credit as of December 31, 2003.

5. Leases

A summary of leases that the Company has entered into is as follows:

		Number of
		Sale and
	Number	Leaseback
	of Leased	Residences	Total
	Residences	Accounted for	Number of	Units Under
	(“Oregon	as Operating	Operating	Operating
	Leases”)	Leases	Leases	Leases
Leases at December 31, 2002	5	50	55	2,105
Net change during year	—	—	—	(1)

Leases at December 31, 2003	5	50	55	2,104

The Company has five Oregon leases (the “Oregon Leases”) where the lessor in each case obtained funding through the sale of bonds issued by the state of Oregon, Housing and Community Services Department (“OHCS”). In connection with the Oregon Leases, the Company entered into “Lease Approval Agreements” with OHCS and the lessor, pursuant to which the Company is obligated to comply with the terms and conditions of certain regulatory agreements to which the lessor is a party (see Note 7). The leases, which have fixed terms of 10 years, have been accounted for as operating leases. Aggregate deposits on these residences as of December 31, 2003 totaled $90,000, which are reflected in other assets.

In June 1999, the Company amended all of its 37 leases with LTC. These amendments included provisions to eliminate future minimum annual rent increases, or “rent escalators,” that were not deemed to be contingent rents. Because of the rent escalators, prior to the amendments, the Company accounted for rent expense related to such leases on a straight-line basis. From the date of the amendment forward, the Company has accounted for the amended leases on a contractual cash payment basis and amortizes the deferred rent balance, at the date of the amendment, over the remaining initial term of the leases. Those amendments also redefined the lease renewal option with respect to certain leases and provided the lessor with the option to declare an event of default in the event of a change of control under certain circumstances. In addition, the amendments also provide the Company with the ability, subject to certain conditions, to sublease or assign its leases with respect to two Washington residences. (see Note 9).

The LTC lease agreements provide LTC with the option to exercise certain remedies, including the termination of the leases, upon the occurrence of an Event of Default. A change of control of the Company is deemed to be an Event of Default if certain conditions are not met. A change of control is deemed to occur if, among other things, (i) any person, directly or indirectly, is or becomes the beneficial owner of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities, (ii) the stockholders approve under certain conditions a merger or consolidation of the Company with another corporation or entity, or (iii) the stockholders approve a plan of liquidation or sale of all or substantially all of the assets of the Company. However, if upon a change of control, the surviving entity has a net worth of $75 million or more, the change of control would not constitute an Event of Default. In addition, there are cross default provisions in the LTC leases. At the same time that the Company entered into the Master Lease Agreement, it also amended 16 other leases with LTC under which the renewal rights of certain of those leases are tied together.

Andre Dimitriadis, a member of the Company’s Board of Directors, is the President, Chief Executive Officer and Chairman of the Board of LTC Properties, Inc. (“LTC”). Mr. Dimitriadis, acting solely as a director of the Company and not in his capacity as an officer or director of LTC, has orally raised certain issues regarding compliance with certain of the LTC Leases, which include at this time, the following: 1) whether there are inconsistencies in the number of units that constitute the leased property in the Athens, Texas, Greenville, Texas and Tiffen, Ohio leases, 2) whether the LTC leases require insurance based on the limits stated in the lease on a per facility basis, and 3) whether the 4 LTC leases with Carriage House require Carriage House to deliver on an annual basis audited consolidated financial statements of Carriage House. Mr. Dimitriadis similarly raised the issue as to whether the Company is required to obtain licenses for the 2 facilities located in Elkhart, Indiana and Madison, Indiana as assisted living facilities.

Management believes that the Company has meritorious defenses available to it and/or could exercise its cure rights under the leases to resolve these matters in the event that LTC were to deliver a notice of default. LTC has not delivered any notice of default to the Company. However, the Company is continuing to review and assess these matters internally and no assurance can be given as to whether the eventual resolution of these issues will be favorable to the Company. The Company is in the process of obtaining licenses for the 2 Indiana properties as assisted living facilities which is expected to be completed by December 31, 2004. The Company provides LTC on an annual basis with annual consolidated audited financial statements of the Company, but not Carriage House, which was acquired in 1997.

Failure to favorably resolve these issues in a manner that avoids an occurrence of an Event of Default under one or more of the LTC leases would have a material adverse effect on the Company. This would include, but not be limited to, creating Events of Default on loan covenants regarding a significant portion of outstanding indebtedness which, if not cured, would make such indebtedness become immediately payable.

Certain of the Company’s leases and loan agreements contain covenants and cross-default provisions such that a default on one of those instruments could cause the Company to be in default on one or more other instruments. Pursuant to certain lease agreements, the Company restricted $1.0 million of cash balances as additional collateral (see Note 4).

As of December 31, 2003, future minimum annual lease payments under operating leases are as follows (in thousands):

2004	$13,363
2005	12,969
2006	13,205
2007	12,809
2008	12,484
Thereafter	23,981

Total	$88,811

6. Property and Equipment

As of December 31, 2003, property and equipment, consist of the following (in thousands):

Land	$21,180
Buildings and building improvements	162,952
Equipment	7,554
Furniture	4,093
Vehicles	471
Improvements in progress	265

Total property and equipment	196,515
Less accumulated depreciation and amortization.	(13,543)

Property and equipment, net	$182,972

Land, buildings and certain furniture and equipment relating to 30 residences serve as collateral for the GE Capital loans (See Note 7) and 24 residences serve as collateral for the Red Mortgage Capital — FNMA loan (See Note 7) and 41 residences serve as collateral for other debt.

Depreciation and amortization expense was $7.0 million for the year ended December 31, 2003.

7. Debt

As of December 31, 2003, debt consists of the following (in thousands):

	Carrying	Principal
	Amount	Amount
Trust Deed Notes, payable to the State of Oregon Housing and Community Services Department (OHCS) (Oregon Notes) due 2028	$9,508	$9,412
Variable Rate Multifamily Revenue Bonds, payable to the Washington State Housing Finance Commission Department (Washington Bonds) due 2028	6,897	6,970
Variable Rate Demand Housing Revenue Bonds, Series 1997, payable to the Idaho Housing and Finance Association (Idaho Bonds) due 2017	5,996	6,060
Variable Rate Demand Housing Revenue Bonds, Series A-1 and A-2 payable to the State of Ohio Housing Finance Agency (Ohio bonds) due 2018	9,989	10,105
Housing and Urban Development (HUD) Insured Mortgages due 2036	7,280	7,358
Mortgage loans due 2008	27,384	27,343
Red Capital (Fannie Mae) due 2013	38,400	38,400
G.E. Capital Term Loan due 2008	35,000	35,000
G.E. Capital Credit Facility due 2008	7,000	7,000

Total debt	147,454	$147,648

Less current portion	3,175

Long-term debt	$144,279

The Oregon Notes are secured by buildings, land, furniture and fixtures of six Oregon residences. The notes are payable in monthly installments including interest at effective rates ranging from 7.4% to 9.0%.

The Washington Bonds are secured by a $7.1 million letter of credit and buildings, land, furniture and fixtures of the five Washington residences and had an interest rate of 1.2% at December 31, 2003. The letter of credit expires in January 2005 and has an annual commitment fee of 2.0%.

The Idaho Bonds are secured by a $6.2 million letter of credit and buildings, land, furniture and fixtures of four Idaho residences and had an interest rate of 1.2% at December 31, 2003. The letter of credit expires in January 2005 and has an annual commitment fee of 2.0%.

The Ohio Bonds are secured by a $10.3 million letter of credit and buildings, land, furniture and fixtures of six Ohio residences and had an interest rate of 1.2% at December 31, 2003. The letter of credit expires in January 2005 and has an annual commitment fee of 2.0%.

The HUD insured mortgages include three separate loan agreements entered into in 2001. The mortgages are each secured by a separate facility in Texas. These loans mature between July 1, 2036 and August 1, 2036 and collectively require monthly principal and interest payments of $47,493. The loans bear interest at fixed rates ranging from 7.4% and 7.6%.

At December 31, 2003, mortgage loans include three fixed rate loans secured by seven Texas residences, three Oregon residences and three New Jersey residences. These loans collectively require monthly principal and interest payments of $230,000, with balloon payments of $11.8 million, $5.3 million and $7.2 million due at maturity in May, August and September 2008, respectively. These loans bear interest at fixed rates ranging from 7.6% to 8.7%.

In December 2003, the Company refinanced its Senior and Junior Secured Notes and the secured loan provided by GE Capital (collectively “Refinanced Debt”), which had a total principal amount of approximately $90.5 million at the refinancing date. The Senior Notes were due to mature in January 2009 and accrued interest at 10%. The Junior Notes were due to mature in January 2012, bearing interest payable in additional Junior Notes at 8% per annum through 2004 and bearing interest at 12% payable in cash beginning in 2005. The GE Capital loan had a maturity of December 2004, and accrued interest at LIBOR plus 4.5% with a minimum interest rate of 8%.

Under the terms of the Junior and Senior Indentures, the notes were legally defeased effective December 29, 2003.

The Refinanced Debt was retired using proceeds from a new $38.4 million loan from Red Mortgage Capital (“New FNMA Loan”), as lender for Fannie Mae, a new $35 million term loan and a $15 million revolving loan, both from GE Capital (“New GE Term Loan” and “New GE Credit Facility”, respectively). The Company had borrowed $7 million of the $15 million New GE Credit Facility as of December 31, 2003.

The New FNMA Loan has a fixed interest rate of 6.24%, matures in 10 years, has a 25-year principal amortization and is secured by 24 residences, which serve as collateral. Both the New GE Term Loan and the New GE Credit Facility mature in 5 years, accrue interest at LIBOR plus 4.0%, which is calculated based on a 360 day year and charged for the actual number of days elapsed, with an interest rate floor of 5.75%, and are secured by a collective pool of 30 residences, which serve as collateral. The New GE Term Loan requires monthly interest payments and principal reductions based on a 25-year principal amortization schedule, with a balloon payment at maturity. The New GE Credit Facility has an initial revolving borrowing period of 2 years, which may be extended annually thereafter for three years upon mutual consent by GE Capital and the Company. During the initial revolving borrowing period, the New GE Credit Facility requires monthly interest payments, no principal reductions, and accrues interest on the unused loan availability at a rate of 0.75% per year, which is paid quarterly. If the initial revolving borrowing period is not extended, then the New GE Credit Facility converts from a revolving loan to a term loan with the same terms as the New GE Term Loan. The New GE Term Loan and the New GE Credit Facility contain financial covenants that require a certain level of financial performance for the residences which serve as collateral for the loan. The new loans from Red Mortgage Capital and GE Capital were entered into by subsidiaries of the Company and are non-recourse to the Company, subject to a limited guaranty by the Company.

As of December 31, 2003, the following annual principal payments are required (in thousands):

2004	$3,175
2005	3,498
2006	3,851
2007	4,097
2008	28,138
Thereafter	104,889

Total	$147,648

The Company has a series of Reimbursement Agreements with U.S. Bank for Letters of Credit that support certain of our Revenue Bonds Payable. The total amount of these Letters of Credit was approximately $23.6 million as of December 31, 2003. In September 2003, the Company entered into an amendment to the Reimbursement Agreements effective as of June 2003, which primarily provided for the following modifications among other things: 1) release of approximately $4.3 million of previously restricted cash; 2) standardized and extended the expiration date of the letters of credit to January 2005; 3) amended the annual fees to be 2% of the stated amount of the letters of credit; 4) put in place new financial covenants.

The Company’s agreements with U.S. Bank contain financial covenants to include the following: 1) minimum net worth; 2) minimum debt service coverage; 3) minimum liquidity; and 4) minimum earnings. Failure to comply with these covenants could constitute an event of default, which would allow U.S. Bank to declare any amounts outstanding under the loan documents to be due and payable. The agreements also require the Company to deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing the Company’s obligations to U.S. Bank. U.S. Bank is required to release such deposits upon satisfactory resolution of the regulatory action.

Approximately $23.1 million of the Company’s indebtedness was secured by letters of credit held by U.S. Bank as of December 31, 2003, which in some cases have termination dates prior to the maturity of the underlying debt. As such letters of credit expire, in January 2005, the Company will need to extend the current letters of credit, obtain replacement letters of credit, post cash collateral or refinance the underlying debt. There can be no assurance that the Company will be able to extend the current letters of credit or procure replacement letters of credit from the same or other lending institutions on terms that are acceptable to us or at all. In the event that the Company is unable to obtain a replacement letter of credit or provide alternate collateral prior to the expiration of any of these letters of credit, the Company would be in default on the underlying debt.

In addition to the debt agreements with OHCS related to the six owned residences in Oregon, the Company has entered into Lease Approval Agreements with OHCS and the lessor of the Oregon Leases, which obligates the Company to comply with the terms and conditions of the underlying trust deed relating to the leased buildings. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases and the six OHCS loans. As a further condition of the OHCS debt agreements, the Company is required to comply with the terms of certain regulatory agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code. There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

In addition, the terms of certain outstanding indebtedness and certain lease agreements may restrict the Company’s ability to pay cash dividends.

8. Income Taxes

The Company had taxable income for both financial reporting and tax return purposes for the year ended December 31, 2003.

The provision for income taxes differs from the amount of tax determined by applying the applicable U.S. statutory federal rate to income from continuing operations as a result of the following items at December 31, 2003:

Statutory federal tax rate	34.0%
State income taxes, net of federal benefit	6.2%
Other non-deductible expenses	2.8%
Change in valuation allowance	(10.1)%
Utilization of Predecessor Company NOL’s recorded as additional paid in capital	92.4%

Effective tax rate	125.3%

Income tax expense attributable to income from continuing operations consists of the following at December 31, 2003 (in thousands):

Current:
Federal	$543
State	672

1,215

Deferred:
Federal	340
State	113

453

Total	$1,668

An analysis of the significant components of deferred tax assets and liabilities consists of the following as of December 31, 2003 (in thousands):

Property and equipment, primarily due to depreciation and fresh start adjustments.	$21,378
Net operating loss carryforward	4,817
Built-in losses limited under Section 382 of the internal revenue code	10,124
Investment in joint venture operations	1,342
Other	5,932

Total deferred tax assets	43,593
Valuation allowance	(42,843)
Deferred tax liabilities:
Other	(144)

Total deferred tax liabilities	(144)

Net deferred tax asset	$606

The decrease in the total valuation allowance for the year ended December 31, 2003 was $2.1 million.

At December 31, 2003, the Company has approximately $12.7 million of net operating loss (NOL) carryforwards which will expire between 2009 and 2022. The NOLs are subject to certain provisions of the Internal Revenue Code which restricts the utilization of the losses. In addition, any net unrealized built-in losses resulting from the excess of tax basis over the carrying value of the Company’s assets (primarily property and equipment) as of the Effective Date, which are recognized within five years are also subject to these provisions. Section 382 of the Internal Revenue Code imposes limitations on the utilization of the loss carryforwards and built-in losses after certain changes of ownership of a loss company. The Company is deemed to be a loss company for these purposes. Under these provisions, the Company’s ability to utilize these loss carryforwards and built-in losses in the future will generally be subject to an annual limitation of approximately $1.6 million. The net unrealized built-in losses were $26.8 million at December 31, 2003.

No valuation allowance has been provided for currently payable taxes that give rise to a deferred tax asset subject to carryback claims. There can be no assurances that the Company will be able to utilize other NOLs or built-in losses and therefore management has established a 100 percent valuation allowance to offset the remaining net deferred tax asset.

Pursuant to SOP 90-7, the income tax benefit, if any, of any realization of the NOL carryforwards and other deductible temporary differences existing as of the Effective Date is recorded as an adjustment to additional paid-in capital.

9. Related Party Transactions

Andre Dimitriadis, a member of the Company’s Board of Directors, is the President, Chief Executive Officer and Chairman of the Board of LTC Properties, Inc. (“LTC”). The Company currently leases 37 properties from LTC. (See Note 5). The Company incurred annual lease expense of $8.7 million for the year ended December 31, 2003 pursuant to these leases.

10. Stock Option Plans and Restricted Stock

On May 8, 2002, the shareholders approved a Stock Option Plan. The Stock Option Plan consists of two plans, one pertaining solely to the grant of incentive stock options and one pertaining to the grant of other incentive awards, including non-qualified stock options. The Stock Option Plan is intended to obtain, retain services of, and provide incentive for, directors, key employees and consultants. The Stock Option Plan allows for grants or awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents, deferred stock and stock payments.

Under the Stock Option Plan, the aggregate number of shares which may be issued upon exercise of options or other awards shall not exceed 650,000. Except for non-employee directors, the exercise price and vesting period of each option is to be set by the Company’s Compensation Committee of its Board of Directors, but the exercise price may not be less than the deemed fair value of the Company’s stock on the date of grant. Each option will expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. The Board of Directors, at its option, may discontinue or amend the Stock Option Plan at any time, provided that certain conditions are satisfied.

Following is the per share weighted-average fair value of each option grant as estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2003.

Expected dividend yield	0%
Expected volatility	58.9%
Risk-free interest rate	3.9%
Expected life (in years)	7

A summary of the status of the Company’s stock options as of December 31, 2003 and changes during the year ended December 31, 2003 is presented below.

		Weighted-
		Average
	Number of	Exercise
	Shares	Price
Options at beginning of the year	251,000	$3.18
Granted	390,400	4.07
Exercised	(166)	3.35
Canceled	(46,134)	3.37

Options at end of the year	595,100	$3.75

Options exercisable at end of year	145,446

Weighted-average fair value of options granted during the year	$2.31

The following table summarizes information for the Company’s stock options outstanding at December 31, 2003 issued to employees of the Company:

		Weighted-	Weighted-
Range of		Average	Average
Exercise	Number	Remaining	Exercise	Number
Prices	Outstanding	Life	Price	Exercisable
$2.94 - $3.84	556,900	8.8 years	$3.49	145,446
$4.98 - $7.75	38,200	9.9 years	$7.60	—

11. Workers’ Compensation

As of December 31, 2003, the Company utilized third-party insurance for losses and liabilities associated with workers’ compensation claims subject to deductible levels of $250,000 per occurrence for all claims incurred beginning January 1, 2000 through December 31, 2003. The Company has increased the deductible to $500,000 beginning January 1, 2004. Claims incurred prior to January 1, 2000 were fully insured. Losses up to these deductible levels are accrued based upon the Company’s estimates of the aggregate liability for claims incurred based on Company and industry experience. At December 31 2003, other accrued expenses include reserves for workers’ compensation claims of approximately $3.2 million.

In addition, the Company maintains cash deposits as required by the insurance carrier. At December 31, 2003, such deposits were $4.0 million. These deposits will be utilized to pay future claim settlements.

12. Professional Liability

As of December 31, 2003, the Company utilized third-party insurance for losses and liabilities associated with professional liability claims subject to a self-insured retention of $100,000 per occurrence for the year ended December 31, 2000 and a self-insured retention of $250,000 for all states except Florida and Texas, which are subject to a self-insured retention of $500,000 per occurrence, for the years ended December 31, 2001 and 2002 and a self-insured retention of $500,000 for all states for the year ended December 31, 2003. The retention level was increased to $750,000 for all states as of January 1, 2004. For the years through 2002, the third-party insurance provides the following limits in excess of the self-insured retention: $1 million per occurrence; $3 million aggregate per location; and $15 million aggregate per policy year. For 2003 and 2004, the limit for aggregate loss per policy year was lowered to $10 million. If a lawsuit or claim arises which ultimately results in an uninsured loss or a loss in excess of insured limits, such an outcome could have a material adverse effect on the Company.

Losses up to the retention levels are accrued based upon the Company’s estimates of the aggregate liability for claims incurred based on Company and industry experience. At December 31, 2003, other accrued expenses include reserves for professional liability claims payable of approximately $2.1 million.

13. Legal Proceedings

The Company is involved in ordinary, routine, or regulatory legal proceedings incidental to its business. In the aggregate, such legal proceedings should not have a material adverse effect on the Company’s financial condition, results of operations, cash flow and liquidity.

14. Employee Benefit Plans

The Company has a 401(k) Savings Plan (“the Savings Plan”) which is a defined contribution plan covering employees of Assisted Living Concepts, Inc. who have three months of service and are age 21 or older. Each year participants may contribute up to 15% of pre-tax annual compensation and 100% of any Employer paid cash bonus (not to exceed statutory limits), as defined in the Savings Plan. ALC may provide matching contributions as determined annually by ALC’s Board of Directors. Contributions are subject to certain limitations. The Company has not made any contributions to this Savings Plan.

15. Liquidity

The Company had a working capital deficit of $11,729,000 at December 31, 2003.

The Company has certain contingencies and reserves, including litigation reserves, recorded as current liabilities at December 31, 2003 that management believes it will not be required to liquidate in cash during 2004. However, in the event that all current liabilities become due within twelve months, the Company may be required to obtain debt financing and/or sell securities on unfavorable terms. There can be no assurance that such action may not be necessary to ensure appropriate liquidity for the operations of the Company.

16. Concentration of Credit Risk

The Company depends on the economies of Texas, Indiana, Oregon, Ohio and Washington and to some extent, on the continued funding of State Medicaid waiver programs in some of those states. As of December 31, 2003, 22.6% of the Company’s properties were in Texas, 11.3% in Indiana, 10.2% in Oregon, 9.6% in Ohio and 9.0% in Washington. Adverse changes in general economic factors affecting the respective health care industries or laws and regulator environment in each of these states, including Medicaid reimbursement rates, could have a material adverse effect on the Company’s financial condition and results of operations.

State Medicaid reimbursement programs constitute a significant source of revenue for the Company. During the year ended December 31, 2003, direct payments received from state Medicaid agencies accounted for approximately 13.6% of the Company’s revenue while the resident paid portion received from Medicaid residents accounted for approximately 8.9% of the Company’s revenue. The Company expects in the future that State Medicaid reimbursement programs will constitute a significant source of revenue for the Company.